McClatchy Reports Second Quarter 2011 Earnings

SACRAMENTO, Calif., July 28, 2011 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today reported net income in the second quarter of 2011 of $4.9 million, or 6 cents per share. The company's earnings in the second quarter of 2010 were $7.3 million, or 9 cents per share.

Revenues in the second quarter of 2011 were $314.3 million, down 8.1% from revenues of $342.0 million in the second quarter of 2010. Advertising revenues were $236.0 million, down 9.4% from 2010, and circulation revenues were $65.1 million, down 3.7%.

Cash operating expenses in the second quarter, excluding severance costs, declined $17.2 million, or 6.9%, from the 2010 second quarter. Operating cash flow, a non-GAAP measure, was $83.4 million, down 11.2% from the second quarter of 2010 (Non-GAAP measurements are discussed below).

Results in the second quarter of 2011 included the following items:

  Severance charges totaling $7.6 million ($4.0 million after-tax) related to continued restructuring of the company's newspaper operations.
  A loss on the extinguishment of debt totaling $1.2 million ($0.7 million after-tax), primarily reflecting the non-cash write-off of purchase accounting discounts related to bonds repurchased in the open market.
  Impairment charges of $0.3 million ($0.2 million after-tax) recorded in other operating expenses primarily related to the value of assets sold for less than carrying value.
  A favorable tax adjustment totaling $0.8 million primarily related to the use of a loss carry-forward to reduce cash taxes due on the sale of land in Miami.

Income in the second quarter of 2011 excluding the net impact of these items was $9.0 million compared to earnings in the second quarter of 2010 adjusted for similarly unusual items of $8.5 million. (Non-GAAP measurements are discussed below).

First Six Months Results:

Net income in the first half of 2011 was $3.0 million, or 3 cents per share. Income from continuing operations in the first half of 2010 was $5.3 million, or 6 cents per share. Total net income, including discontinued operations, was $9.5 million, or 11 cents per share.

Revenues in the first six months of 2011 were down 8.8% to $618.0 million compared to $677.6 million in 2010. Advertising revenues in the 2011 period totaled $461.1 million, down 10.2%, and circulation revenues were $131.3 million, down 4.4%.

Results in the first half of 2011 included the following items:

  Severance charges totaling $12.2 million ($6.4 million after-tax) related to continued restructuring of the company's newspaper operations.
  Impairment charges of $10.6 million ($6.7 million after-tax) recorded in other operating expenses primarily related to the value of real estate assets in California and Texas sold for less than carrying value.
  A loss on the extinguishment of debt totaling $2.5 million ($1.5 million after-tax), primarily reflecting the non-cash write-off of purchase accounting discounts related to bonds repurchased in the open market.
  A gain of $1.9 million ($1.2 million after-tax) for additional cash received on a previously sold internet asset.
  A favorable adjustment to the company's net loss totaling $10.7 million for a tax settlement related to state tax positions previously taken and the use of a loss carry-forward to reduce cash taxes due on the sale of land in Miami. A tax benefit of $8.4 million was recognized and related interest expense was reduced by $3.7 million ($2.3 million after-tax).

Income in the first six months of 2011 excluding the net impact of these items was $5.7 million compared to earnings in the first six months of 2010 adjusted for similarly unusual items of $13.0 million. (Non-GAAP measurements are discussed below).

Other Recent Events:

As previously reported, the company sold 14.0 acres of land in Miami, including the building housing its subsidiary The Miami Herald Media Company and an adjacent parking lot, for a purchase price of $236 million on May 27, 2011. The Miami Herald Media Company will continue to operate from its existing location for up to two years rent free while McClatchy pursues other sites for its media operations. Approximately 9.4 acres of the land was previously under contract to be sold, but that agreement expired in January 2011. Under the prevailing accounting for sale-leaseback transactions, no gain or loss will be recorded on this sale until the company vacates the location.

The company contributed $163 million of the proceeds to its pension plan and has retained the remaining cash to use for other corporate purposes, including paying taxes on the gain on the sale, interest costs and debt reduction.

McClatchy's unfunded pension liability at the end of May, after taking into account the $163 million contribution and other 2011 activity, was approximately $298 million, down $181 million from the $479 million unfunded liability at the end of 2010.

The Company's cash and cash equivalents were $58.9 million as of June 26, 2011. At the end of the second fiscal quarter of 2011 the Company held cash largely to satisfy an offer to purchase $65 million of its 2017 senior secured notes at par. The offer to purchase was required by the bond indenture as a result of selling the building and land housing its newspaper operations in Miami, FL and the offer did not expire until the last day of the second quarter. However, none of the 2017 senior secured notes were tendered and the Company will use the funds for debt reduction and general corporate purposes.

Management's Comments:

Commenting on McClatchy's second quarter results, Gary Pruitt, chairman and chief executive officer, said, "Advertising revenues were down 9.4% in the second quarter of 2011 compared to a decline of 11.0% in the first quarter versus the same periods in 2010. We saw some improvement in revenue trends in the second quarter of 2011, helped in part by retail advertising associated with the later Easter holiday in April. Still it is clear that the weak economic recovery is having an impact in the markets we serve.

"We continued to see growth in digital advertising revenues, and in particular digital-only advertising. Our digital results include both digital sales bundled with print and digital advertising sold on a stand-alone basis. Our bundled sales have suffered with declines in print, but we were pleased to see an increase of 9.0% in second quarter digital-only sales compared to the 2010 quarter. Total digital advertising, including both bundled and digital-only sales, increased 1.6% in the second quarter of 2011 to $47.7 million. Digital advertising now represents 20.2% of McClatchy's total advertising revenue.

"We are seeing good early results from digital-only revenue initiatives, including our dealsaver™ group-buying product. Dealsaver™ offers exclusive, local daily deals to consumers and we have launched it in about half of our markets with remaining markets launching in August. In conjunction with our growing digital products line-up we are also expanding our digital-only sales forces to drive results. Finally, in late June we introduced a metered paywall at modbee.com, our newspaper website in Modesto, Calif. We're experimenting with paid content elsewhere as well. While most of our content is free online, we're testing several different paid models, including paid mobile apps and niche online publications with deep, original content. We continue to build a hybrid print and digital media company that serves audiences on multiple platforms.

"Audience trends are improving. Circulation revenues declined 3.7% in the second quarter compared to a decline of 5% in the first quarter of 2011. Daily circulation declined 3.4% but Sunday circulation grew 0.7%. Our digital traffic continues to grow with daily average local unique visitors to our websites up 5.5% in the second quarter of 2011.

"Cash expenses, excluding severance costs, were down 6.9% in the second quarter compared to a year ago, despite higher newsprint prices. We are focused on permanently restructuring our business operations to reflect our evolving business model.

"Our valuable equity investments continued to prosper. Our share of income from all equity interests was $9.5 million in the second quarter and $12.7 million in the first half of 2011—more than double the second quarter 2010 and more than quadruple their results in the first six months of 2010. Much of the improvement in equity earnings came from our digital investments, including CareerBuilder and Classified Ventures. Classified Ventures operates two of the nation's premier classified websites: the auto website Cars.com and the rental site Apartments.com, both of which are profitable and growing internet businesses.

"As we look to the third quarter, we expect our new digital initiatives to pay off. Overall advertising revenue trends so far in July are in the same range as the second quarter. We expect to again reduce cash expenses in the third quarter in the mid-single digits despite the impact of higher, year-over-year newsprint prices."

Pat Talamantes, McClatchy's chief financial officer, said, "We remain committed to improving our financial position by reducing our overall financial leverage. We have focused much of our debt reduction efforts on the nearest-term maturities, including our 2011 and 2014 bonds and our qualified defined benefit pension liability. We retired all of our 2011 bonds on June 1 and paid down our 2014 bonds to $111.4 million.

"In fact, we reduced debt by $75.4 million in the second quarter and had approximately $58.9 million in cash on hand at the end of the quarter. It is helpful to have this additional cash available because we have tax payments due in the third quarter and we always have significant cash requirements in the first and third quarters for interest payments. We will also continue to focus on debt reduction. In the first six months of 2011, we reduced debt by $96.1 million to $1.678 billion from $1.775 billion at the end of 2010.

Talamantes continued: "Making the $163 million tax-deductible contribution to our pension plan from the proceeds of the Miami land sale not only was a tax-efficient way to realize value from this asset, it also will alleviate required future pension contributions. This will allow us to make further headway in improving the company's overall financial condition. For instance, we estimate our recent pension contribution will reduce our required 2012 pension contribution by approximately $45 million to a total estimated contribution of $25 million to $35 million based on current interest rates and capital markets assumptions."

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release the company has provided information regarding operating income, non-operating expenses and income, income taxes, and net income excluding certain items described in an attached schedule. In addition the company has presented operating cash flows (defined as operating income plus depreciation and amortization, restructuring related charges and other non-cash impairments) along with operating cash flow margins (operating cash flow divided by net revenues) that are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's on-going operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  An easier way to compare the company's most recent operating results against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, and net income excluding certain items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Nor are operating cash flow and operating cash flow margins to be considered replacements for cash provided by operating activities as shown in the company's statement of cash flows.

In addition, the company's statistical report, which summarizes revenue performance for the second fiscal quarter and first half of 2011, follows.

At noon, Eastern time, today, McClatchy will review its results in a conference call (877-278-1205 pass code 81674386) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include The Miami Herald, The Sacramento Bee, Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer in Raleigh, N.C. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 26, 2010, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF OPERATIONS(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	June 26,	June 27,	June 26,	June 27,
	2011	2010	2011	2010
REVENUES - NET:
Advertising	$ 236,022	$ 260,540	$ 461,135	$ 513,461
Circulation	65,144	67,666	131,311	137,352
Other	13,084	13,824	25,538	26,782
	314,250	342,030	617,984	677,595
OPERATING EXPENSES:
Compensation	119,735	129,934	244,092	267,570
Newsprint and supplements	36,947	32,651	72,323	64,963
Depreciation and amortization	30,353	35,904	61,584	67,722
Other operating expenses	82,082	86,444	174,397	173,652
	269,117	284,933	552,396	573,907

OPERATING INCOME	45,133	57,097	65,588	103,688

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(44,696)	(49,449)	(85,643)	(90,216)
Interest income	26	44	47	71
Equity income in unconsolidated companies, net	9,500	3,739	12,672	2,785
Loss on extinguishment of debt	(1,214)	(27)	(2,479)	(7,519)
Other - net	159	95	225	104
	(36,225)	(45,598)	(75,178)	(94,775)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION	8,908	11,499	(9,590)	8,913

INCOME TAX PROVISION (BENEFIT)	3,961	4,221	(12,575)	3,593

INCOME FROM CONTINUING OPERATIONS	4,947	7,278	2,985	5,320

INCOME FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	-	-	-	4,161

NET INCOME	$ 4,947	$ 7,278	$ 2,985	$ 9,481

NET INCOME PER COMMON SHARE:
Basic:
Income from continuing operations	$ 0.06	$ 0.09	$ 0.04	$ 0.06
Income from discontinued operation	-	-	-	0.05
Net income per share	$ 0.06	$ 0.09	$ 0.04	$ 0.11

Diluted:
Income from continuing operations	$ 0.06	$ 0.09	$ 0.03	$ 0.06
Income from discontinued operations	-	-	-	0.05
Net income per share	$ 0.06	$ 0.09	$ 0.03	$ 0.11

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	85,114	84,673	85,075	84,625
Diluted	85,948	85,484	85,975	85,396

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 2
	Combined			Print Only			Digital Only

Revenues - Net:	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Advertising
Retail	$120,941	$133,493	-9.4%	$102,086	$115,343	-11.5%	$18,854	$18,150	3.9%
National	18,541	23,647	-21.6%	13,773	18,026	-23.6%	4,767	5,621	-15.2%
Classified Total	65,612	73,116	-10.3%	41,517	49,911	-16.8%	24,095	23,205	3.8%
Automotive	20,648	21,107	-2.2%	11,344	13,400	-15.3%	9,304	7,707	20.7%
Real Estate	11,804	14,790	-20.2%	8,075	11,169	-27.7%	3,728	3,621	3.0%
Employment	14,001	14,894	-6.0%	6,690	6,953	-3.8%	7,311	7,941	-7.9%
Other	19,159	22,325	-14.2%	15,408	18,388	-16.2%	3,752	3,937	-4.7%
Direct Marketing	30,778	30,033	2.5%	30,778	30,033	2.5%
Other Advertising	150	251	-40.2%	152	251	-39.4%
Total Advertising	$236,022	$260,540	-9.4%	$188,306	$213,564	-11.8%	$47,716	$46,976	1.6%

Circulation	65,144	67,666	-3.7%
Other	13,084	13,824	-5.4%
Total Revenues	$314,250	$342,030	-8.1%

Advertising Revenues by Market:
California	$41,124	$46,867	-12.3%	$33,011	$38,853	-15.0%	$8,113	$8,014	1.2%
Florida	32,495	35,267	-7.9%	26,110	28,910	-9.7%	6,385	6,357	0.4%
Texas	26,407	29,396	-10.2%	21,000	24,418	-14.0%	5,407	4,978	8.6%
Southeast	67,685	75,616	-10.5%	53,616	61,618	-13.0%	14,069	13,998	0.5%
Midwest	41,716	44,382	-6.0%	33,126	35,927	-7.8%	8,590	8,455	1.6%
Northwest	26,572	28,994	-8.4%	21,443	23,838	-10.0%	5,129	5,156	-0.5%
Other	23	18	27.8%	0	0	0.0%	23	18	27.8%
Total Advertising	$236,022	$260,540	-9.4%	$188,306	$213,564	-11.8%	$47,716	$46,976	1.6%

Advertising Statistics for Dailies:
Full Run ROP Linage				4,788.2	5,118.9	-6.5%

Millions of Preprints Distributed				1,170.0	1,249.7	-6.4%

Average Paid Circulation:*
Daily				2,073.0	2,145.9	-3.4%
Sunday				2,772.1	2,753.4	0.7%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	June Year-to-Date
	Combined			Print Only			Digital Only

Revenues - Net:	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Advertising
Retail	$235,378	$264,299	-10.9%	$199,541	$229,394	-13.0%	$35,837	$34,905	2.7%
National	36,637	49,260	-25.6%	26,884	38,142	-29.5%	9,753	11,118	-12.3%
Classified Total	130,447	143,437	-9.1%	82,975	98,121	-15.4%	47,472	45,316	4.8%
Automotive	41,256	41,624	-0.9%	22,717	26,399	-13.9%	18,539	15,225	21.8%
Real Estate	23,447	29,231	-19.8%	16,147	22,032	-26.7%	7,300	7,199	1.4%
Employment	27,481	28,931	-5.0%	13,150	13,532	-2.8%	14,331	15,399	-6.9%
Other	38,263	43,650	-12.3%	30,961	36,156	-14.4%	7,302	7,494	-2.6%
Direct Marketing	58,268	55,710	4.6%	58,268	55,710	4.6%
Other Advertising	405	755	-46.4%	405	755	-46.4%
Total Advertising	$461,135	$513,461	-10.2%	$368,073	$422,122	-12.8%	$93,062	$91,339	1.9%

Circulation	131,311	137,352	-4.4%
Other	25,538	26,782	-4.6%
Total Revenues	$617,984	$677,595	-8.8%

Advertising Revenues by Market:
California	$80,192	$92,641	-13.4%	$64,537	$77,257	-16.5%	$15,655	$15,384	1.8%
Florida	65,805	74,126	-11.2%	53,151	61,227	-13.2%	12,654	12,899	-1.9%
Texas	52,387	57,768	-9.3%	41,890	48,062	-12.8%	10,497	9,706	8.1%
Southeast	132,722	147,894	-10.3%	105,401	120,929	-12.8%	27,321	26,965	1.3%
Midwest	78,922	84,894	-7.0%	62,375	68,747	-9.3%	16,547	16,147	2.5%
Northwest	51,070	56,103	-9.0%	40,719	45,900	-11.3%	10,351	10,203	1.5%
Other	37	35	5.7%	0	0	0.0%	37	35	5.7%
Total Advertising	$461,135	$513,461	-10.2%	$368,073	$422,122	-12.8%	$93,062	$91,339	1.9%

Advertising Statistics for Dailies:
Full Run ROP Linage				9,284.3	10,065.1	-7.8%

Millions of Preprints Distributed				2,347.7	2,494.2	-5.9%

Average Paid Circulation:*
Daily				2,108.5	2,186.5	-3.6%
Sunday				2,774.3	2,804.5	-1.1%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***THE McCLATCHY COMPANY***
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2011	2010	2011	2010
REVENUES - NET:
Advertising	$ 236,022	$ 260,540	$ 461,135	$ 513,461
Circulation	65,144	67,666	131,311	137,352
Other	13,084	13,824	25,538	26,782
	314,250	342,030	617,984	677,595
OPERATING EXPENSES:
Compensation excluding restructuring charges	112,121	129,027	231,929	263,138
Newsprint and supplements	36,947	32,651	72,323	64,963
Other cash operating expenses	81,820	86,444	163,833	173,652
Cash operating expenses excluding
restructuring charges	230,888	248,122	468,085	501,753
Restructuring related compensation	7,614	907	12,163	4,432
Impairment charges related to asset sales	262	-	10,564	-
Depreciation and amortization	30,353	35,904	61,584	67,722
Total operating expenses	269,117	284,933	552,396	573,907

OPERATING INCOME	45,133	57,097	65,588	103,688
Add back:
Depreciation and amortization	30,353	35,904	61,584	67,722
Restructuring related compensation charges	7,614	907	12,163	4,432
Impairment charges related to asset sales	262	-	10,564	-
OPERATING CASH FLOW	$ 83,362	$ 93,908	$ 149,899	$ 175,842

OPERATING CASH FLOW MARGIN	26.5%	27.5%	24.3%	26.0%

Reconciliation of Net Income to Adjusted Net Income

Net income from continuing operations	$ 4,947	$ 7,278	$ 2,985	$ 5,320

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	749	17	1,530	4,732
Restructuring related charges	4,003	488	6,393	2,385
Loss on sale of equity investments	-	211	-	211
Gain on sale of internet asset	-	-	(1,207)	-
Accelerated depreciation on equipment	-	1,824	-	1,824
Non-cash impairments	166	-	6,707	-
Reversal of interest on tax items	-	-	(2,313)	-
Certain discrete tax items	(818)	(1,247)	(8,396)	(1,434)

Adjusted income from continuing operations	$ 9,047	$ 8,571	$ 5,699	$ 13,038

CONTACT: Investor Relations, Elaine Lintecum, +1-916-321-1846, elintecum@mcclatchy.com, or Ryan Kimball, +1-916-321-1849, rkimball@mcclatchy.com, both of The McClatchy Company